NEWS RELEASE For more information, contact: Susan Bergesen Corporate Communications (248) 312-6237 Flagstar Bancorp Announces a Special Dividend of $2.50 per share TROY, Mich., October 28, 2022 - Flagstar Bancorp, Inc. (NYSE: FBC), the holding company for Flagstar Bank, FSB, today announced that its board of directors has declared a special dividend of $2.50 per share on its common stock. The dividend will be paid on November 17, 2022 to shareholders of record at the close of business on November 7, 2022. About Flagstar Flagstar Bancorp, Inc. (NYSE: FBC) is a $25.4 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, provides commercial, small business, and consumer banking services through 158 branches in Michigan, Indiana, California, Wisconsin and Ohio. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as 81 retail locations in 26 states. Flagstar is a leading national originator and servicer of mortgage and other consumer loans, handling payments and record keeping for $360 billion of loans representing more than 1.4 million borrowers. For more information, please visit flagstar.com. Forward-Looking Statements This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of Flagstar Bancorp, Inc.'s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements can be found in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission, which are available on the Company's website (flagstar.com) and on the Securities and Exchange Commission's website (sec.gov). Other than as required under United States securities laws, Flagstar Bancorp does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements. SOURCE: Flagstar Bancorp, Inc. For further information MEDIA: Susan Bergesen, Corporate Communications, (248) 312-6237